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                                                                                                   EXHIBIT 11
                                                                                                   ----------


                          TEXAS INSTRUMENTS INCORPORATED AND SUBSIDIARIES
             PRIMARY AND FULLY DILUTED EARNINGS PER COMMON AND COMMON EQUIVALENT SHARE
                             (In thousands, except per-share amounts.)


                                                              For Three Months Ended    For Nine Months Ended
                                                              ----------------------    ---------------------
                                                                Sept 30     Sept 30      Sept 30     Sept 30
                                                                  1996        1995         1996        1995
                                                                -------     -------      -------     -------
Net income (loss)............................................ $(147,574)   $288,661     $ 91,258    $796,884
  Add:
    Interest, net of tax and profit sharing effect, on
      convertible debentures assumed converted...............        --         416           --       1,233
                                                                 ------     -------      -------     -------
Adjusted net income (loss)................................... $(147,574)   $289,077     $ 91,258    $798,117
                                                                =======     =======      =======     =======


Earnings (loss) per Common and Common Equivalent Share:
Weighted average common shares outstanding...................   189,723     188,300      189,565     187,070
  Weighted average common equivalent shares:
    Stock option and compensation plans......................        --       3,804        2,280       3,273
    Convertible debentures...................................        --       2,975           --       2,980
                                                                -------     -------      -------     -------
Weighted average common and common equivalent shares.........   189,723     195,079      191,845     193,323
                                                                =======     =======      =======     =======


Earnings (loss) per Common and Common Equivalent Share.......  $  (0.78)   $   1.48     $   0.48    $   4.13


Earnings (loss) per Common Share Assuming Full Dilution:
Weighted average common shares outstanding...................   189,723     188,300      189,565     187,070
  Weighted average common equivalent shares:
    Stock option and compensation plans......................        --       4,014        2,662       4,283
    Convertible debentures...................................        --       2,975           --       2,980
                                                                -------     -------      -------     -------
Weighted average common and common equivalent shares.........   189,723     195,289      192,227     194,333
                                                                =======     =======      =======     =======

Earnings (loss) per Common Share Assuming Full Dilution......  $  (0.78)   $   1.48     $   0.47    $   4.11

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